Exhibit 99.1



                AMERICAN WHITE CROSS, INC. ANNOUNCES DIVESTITURE


     DAYVILLE, CT., July 21, 1997 -- American White Cross, Inc. - DIP (AWCIQ) today announced that it has signed a definitive agreement for the sale of substantially all of its first aid business to, and the assumption of certain liabilities by, NutraMax Products, Inc. (NutraMax). The first aid business consists of adhesive bandages, medical tapes, sterile bandages, operating room sponges, esmark bandages and other first aid related products.

     The primary terms of the transaction include purchase consideration of $40,000,000, subject to adjustment based upon inventory and accounts receivable values and the amount of assumed liabilities. Of this amount, $35,000,000 is anticipated to be paid at the closing and approximately $5,000,000 will be deposited in escrow. The closing of the transaction is subject, among other things, to Bankruptcy Court approval and certain other customary conditions, and is expected to be completed in approximately eight weeks.

     The Company anticipates that the net proceeds received will be distributed to Company creditors and shareholders according to the Company's proposed plan of reorganization.